Exhibit 99.15

Dated April 14, 2009

ABLE STAR ASSOCIATES LIMITED

and

GE CAPITAL EQUITY INVESTMENTS, INC.

and

GE PACIFIC-1 HOLDINGS, INC.

and

GE PACIFIC-2 HOLDINGS, INC.

and

GE PACIFIC-3 HOLDINGS, INC.

and

BOWENVALE LIMITED

and

CITIC GROUP

and

GENERAL ELECTRIC COMPANY

SHAREHOLDERS’ AGREEMENT relating to BOWENVALE LIMITED

10th Floor, Alexandra House Chater Road Hong Kong
Telephone (852) 2842 4888
Facsimile (852) 2810 8133/2810 1695

Ref L-123032

Table of Contents

Contents	Page
1	Interpretation	2
2	Structure of the Company	5
3	Single Purpose Collective Shareholding Vehicle	6
4	Management and Direction of the Company	7
5	Nomination of AsiaSat Directors, Chairman, Deputy Chairman, Chief Executive Officer, Deputy Chief Executive Officer and Chief Financial Officer	10
6	Exercise of the AsiaSat Voting Rights by the Company	12
7	Pass Through of Dividends and Other Rights accruing on or with Respect to Attributable AsiaSat Shares	14
8	Disposal of Shares in the Company	15
9	Disposal of AsiaSat Shares	17
10	Adjustments to Rights to Procure Appointments etc.	17
11	Listing and Registration Rights	18
12	Purchase of Additional AsiaSat Shares by the Shareholders and their Respective Affiliates	19
13	Undertakings by GEC and CITIC	20
14	The Hong Kong Takeovers Code	21
15	Compliance Matters	22
16	Funding Future and Ongoing Expenses	23
17	Confidentiality	24
18	Duration and Termination	25
19	Restrictions on the Shareholders	26
20	Arrangements with AsiaSat	27
21	Tax Status	27
22	Notices	27

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23	Miscellaneous	29
24	Governing Law	30
25	Arbitration	31
26	Appointment of Process Agent	32
SCHEDULE 1	Basis on which certain rights accruing on or with respect to Attributable AsiaSat Shares are to be passed through to, or otherwise made available to, or exercised at the direction of, the relevant Class of Shareholders	35
SCHEDULE 2	Form of Deed of Adherence	42
SCHEDULE 3	Memorandum and Articles of Association	43

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This Agreement is made the 14th day of April 2009 between:
(1)

ABLE STAR ASSOCIATES LIMITED, a company incorporated in the British Virgin Islands the registered office of which is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Able Star”);

(2)	GE CAPITAL EQUITY INVESTMENTS, INC., a company incorporated in the United States with its offices at 201 Merritt 7, P.O. Box 5201, Norwalk, CT 06856, United States of America (“GE Equity”);
(3)

GE PACIFIC-1 HOLDINGS, INC., a company incorporated in the United States the registered office of which is situated at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States of America (“GE Pacific-1”), and formerly named Pacific-1 Holdings, Inc.;

(4)

GE PACIFIC-2 HOLDINGS, INC., a company incorporated in the United States the registered office of which is situated at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States of America (“GE Pacific-2”), and formerly named Pacific-2 Holdings, Inc.;

(5)

GE PACIFIC-3 HOLDINGS, INC., a company incorporated in the United States the registered office of which is situated at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, United States of America (“GE Pacific-3”), and formerly named Pacific-3 Holdings, Inc.;

(6)

BOWENVALE LIMITED, a company incorporated in the British Virgin Islands the registered office of which is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(7)

CITIC GROUP, an enterprise organised and existing under the laws of the People’s Republic of China, and having its registered office at Capital Mansion, 6 Xinyuan Nan Road, Chaoyang District, Beijing, 100004, People’s Republic of China (“CITIC”); and

(8)	GENERAL ELECTRIC COMPANY, a company incorporated in the State of New York, United States and its address is at 3135 Easton Turnpike, Fairfield, Connecticut 06828, United States of America (“GEC”).

Whereas:

(A)

The Company was incorporated in the British Virgin Islands on 28 March 1996 and at the date hereof has an authorised share capital of HK$26,890,500 divided into 268,905,000 ordinary shares of HK$0.10 each.

(B)	Pursuant to the Exchange Transaction (as defined below), GECC agreed with SES S.A. (“SES”) to acquire indirectly 133,107,975 ‘Y’ Ordinary Shares from a wholly owned subsidiary of SES.
(C)

Upon the completion of the Exchange Transaction, the GE Entities held 133,107,975 Shares in aggregate (with GE Pacific-1 holding 6,655,399 Shares, GE Pacific-2 holding 6,655,399 Shares and GE Pacific-3 holding 119,797,177 Shares) representing 49.5 per cent. of the issued Shares of the Company and Able Star held 135,797,025 Shares, representing 50.5 per cent. of the issued Shares of the Company.

(D)	The Company’s only asset is a shareholding of 268,905,000 ordinary shares of AsiaSat.

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(E)

In exchange for the transfer to the Company of all Able Star’s and GE Equity’s shareholdings in Bidco, the Company issued 11,023,499 ‘X’ Ordinary Shares and 222,697 Special Shares to Able Star and 11,023,499 ‘Y’ Ordinary Shares to GE Equity, resulting in Able Star holding 147,043,221 Shares representing 50.5 per cent. of the issued Shares of the Company and the GE Entities holding 144,131,474 Shares in aggregate representing 49.5 per cent. of the issued Shares of the Company.

(F)

The parties (other than the Company) have agreed that their respective rights and obligations (whether direct or indirect) in respect of the Company and in respect of AsiaSat shall be regulated by the provisions of this Agreement and the Memorandum and Articles and the Company has agreed with the other parties to comply with such of the matters herein contained as relate to the Company and to its holding of shares in AsiaSat.

(G)

Bidco will be liquidated after completion of the transfer of all its shares by Able Star and GE Equity to the Company, so that on completion of the liquidation the Company will hold Bidco’s interest in AsiaSat directly.

1	Interpretation
1.1	In this Agreement (including the Recitals), unless the context otherwise requires, the following words and expressions shall have the following meanings:

“acting in concert” has the same meaning as in the Code;

“affiliate” means, with respect to any person, any person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person, provided that no person shall be an affiliate of CITIC merely by virtue of being owned or controlled by the PRC or the government thereof;

“AsiaSat”means Asia Satellite Telecommunications Holdings Limited, a company incorporated with limited liability in Bermuda and as at the date of this Agreement listed on the Stock Exchange;

“AsiaSat Board” means the board of directors of AsiaSat;

“AsiaSat Director” means a director of AsiaSat;

“AsiaSat Shares” means shares in the issued share capital of AsiaSat;

“AsiaSat Voting Rights” means the voting rights for the time being and from time to time conferred by AsiaSat Shares and references to “the Company’s AsiaSat Voting Rights” are references to the voting rights conferred by the AsiaSat Shares held by the Company (directly and indirectly through Bidco) for the time being and from time to time;

“Associate” means, in relation to any person, any body corporate or other entity of or in relation to which such person or any of its subsidiaries owns or controls (directly or indirectly) 20 per cent. or more of the voting share capital (or equivalent right of ownership) or is entitled (directly or indirectly) to 20 per cent. or more of the net profits and/or net assets;

“Attributable AsiaSat Shares” means, in relation to a Class, those AsiaSat Shares which are attributable (directly and indirectly through Bidco) to such Class;

“Bidco” means AsiaCo Acquisition Ltd. (formerly named Modernday Limited), a company incorporated in the British Virgin Islands on 19 December 2006 with registered number 1373477;

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“Bidco Shareholders Agreement” means the shareholders agreement in respect of Bidco entered into between Bidco, CITIC, GEC, GECC and Able Star dated 13 February 2007;

“Board” means the board of directors of the Company;

“business day” means a day (other than a Saturday or a Sunday) on which banks are ordinarily open for business in Hong Kong;

“Class” means any of the three classes of issued Shares in the Company (the ‘X’ Ordinary Shares, the ‘Y’ Ordinary Shares and the Special Shares) or, as the context requires, the holders of the Shares of the relevant class;

“Code” means the Hong Kong Code on Takeovers and Mergers (as amended from time to time and as construed and administered by the Executive and/or the Panel (each as defined in the Code));

“control”, “is controlled by”, “under common control with” and similar expressions means, in relation to a party, where a person (or persons acting in concert) acquires or agrees to acquire or has options over direct or indirect control (1) of the affairs of that party, or (2) over more than 50 per cent. of the total voting rights conferred by all the issued shares in the capital of that party which are ordinarily exercisable in general meeting or (3) of the composition of the main board of directors of a party;

“Director”means a director of the Company;

“Disposal” includes making any sale, assignment, exchange, transfer or other dealing with, or creating any Encumbrance, or granting any option or right or beneficial interest whatsoever, or any agreement for any of the same and “to Dispose” shall be construed accordingly;

“Encumbrance” means any claim, charge, mortgage, security, pledge, lien, option, equity, power of sale or hypothecation;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exchange Transaction” means the redemption by SES of GECC’s entire holding of SES shares (representing approximately 19 per cent. of the issued share capital of SES) in exchange for shares in a new company holding a number of assets, including SES’s entire holding of ‘Y’ Ordinary Shares which completed on 29 March 2007;

“Former Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated 29 March 2007 between Able Star, GE Equity, GE Pacific-1, GE Pacific-2, GE Pacific-3, the Company, CITIC and GEC;

“GECC” means General Electric Capital Corporation, a company incorporated in the United States of America and wholly owned by GEC, and which wholly owns indirectly each of the GE Entities;

“GE Entities” means GE Equity, GE Pacific-1, GE Pacific-2 and GE Pacific-3, and “GE Entity” means any one of them;

“HK$” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China;

“Listing” means an initial public offering and listing of all or a majority of the AsiaSat Shares on a recognised stock exchange or an over-the-counter market;

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“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time);

“Memorandum and Articles” means the memorandum and articles of association adopted by the Company on or around the date of this Agreement;

“parties” means the parties to this Agreement and “party” means any one of them;

“PRC”means The People’s Republic of China;

“Privatisation” means an acquisition, through a voluntary or mandatory offer or a scheme of arrangement, of all the issued shares of AsiaSat not already held (directly or indirectly) by the Company, conducted jointly by or on behalf of CITIC and GECC;

“Qualifying Subsidiary” means in relation to CITIC or GEC, a subsidiary thereof in relation to which CITIC or GEC (as the case may be):

(a)	owns (directly or indirectly) 100 per cent. of the voting share capital (or equivalent right of ownership); and
(b)	is entitled (directly or indirectly) to 100 per cent. of the net profits and net assets;

“Record Date” means, in relation to any dividend or other right from time to time conferred by, or accrued or accruing with respect to, any AsiaSat Shares, the date on or as of which entitlement to such dividend or other right is fixed, as between holders of AsiaSat Shares (by reference to the AsiaSat Shares respectively held by them on that date);

“Reorganisation” means, with respect to any company, any issue of shares of such company by way of capitalisation of profits or reserves or rights and any consolidation or sub-division or reduction of capital or other reconstruction or adjustment relating to the share capital of such company (or any shares or securities derived therefrom) and any other amalgamation or reconstruction affecting the share capital of such company (or any shares, stock or securities derived therefrom);

“SES” means SES S.A. (previously SES Global S.A., before a name change in December 2006), a company incorporated in the Grand Duchy of Luxembourg and the shares of which are listed on the Luxembourg Stock Exchange and Euronext;

“SFO” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Shares”means shares of HK$0.10 in the capital of the Company;

“Shareholders” means the ‘X’ Shareholder(s) and/or the ‘Y’ Shareholder(s) and/or the Special Shareholder(s) from time to time and as the context requires;

“Shareholders Entitled” means, in relation to any dividend or other right from time to time conferred by, or accrued or accruing with respect to, any AsiaSat Shares held by the Company (directly and indirectly through Bidco), the relevant Shareholders entitled to the same on a “pass-through” or “attribution” basis as determined in accordance with Clause 7 and/or (as appropriate) Schedule 1;

“Special Shares” means the 2,911,747 special shares in the issued share capital of the Company;

“Special Shareholder” means Able Star or any Qualifying Subsidiary of CITIC which holds Special Shares from time to time;

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“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“subsidiary”means in relation to any person, any body corporate or other entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such body corporate or other entity or power to direct its policies and management whether by contract or otherwise;

“Unresolved Matter” has the meaning given in Clauses 4.8 and 6.3.2;

“‘X’ Director” means any Director appointed by the ‘X’ Shareholder(s) pursuant to Clause 4.2.1;

“‘X’ Ordinary Shares” means ‘X’ ordinary shares in the issued share capital of the Company and designated as such pursuant to the Memorandum and Articles;

“‘X’ Shareholder” means Able Star or any Qualifying Subsidiary of CITIC which holds ‘X’ Ordinary Shares from time to time;

“‘Y’ Director” means any Director appointed by the ‘Y’ Shareholder(s) pursuant to Clause 4.2.1;

“‘Y’ Ordinary Shares” means ‘Y’ ordinary shares in the issued share capital of the Company and designated as such pursuant to the Memorandum and Articles; and

“‘Y’ Shareholder” means the GE Entities or any Qualifying Subsidiary of GEC which holds ‘Y’ Ordinary Shares from time to time;

1.2

unless the context otherwise requires, any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transaction entered into hereunder;

1.3	references to Recitals, Clauses, Schedules and Paragraphs are to recitals, clauses, schedules and paragraphs of this Agreement;
1.4	references to “the other Shareholder” means Able Star or the GE Entities (collectively), as the context requires;
1.5

references to documents being “in the agreed terms” are to the form of the draft or final or executed version thereof signed for identification by the GE Entities and Able Star with such alterations as may be agreed between the GE Entities and Able Star but such documents in the agreed terms do not form part of this Agreement;

1.6	the headings are for convenience only and shall not affect the interpretation of this Agreement; and
1.7	unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and references to natural persons shall include bodies corporate.
2	Structure of the Company
2.1	Termination of Former Shareholders’ Agreement

In accordance with Clause 19.1 of the Former Shareholders’ Agreement, the parties agree that the Former Shareholders’ Agreement shall terminate with immediate effect.

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2.2	Capital structure of the Company: three separate classes

The rights and interests of the Shareholders in the assets of the Company (and, specifically, in the AsiaSat Shares directly and indirectly held by the Company for the time being and from time to time) will derive from their respective holdings of Shares in the Company. The Shareholders agree that:

2.2.1	the share capital of the Company is divided into three separate classes, ‘X’ Ordinary Shares, ‘Y’ Ordinary Shares and Special Shares; and
2.2.2	each Class shall be entitled to the specific rights provided for in this Agreement and in the Memorandum and Articles.
3	Single Purpose Collective Shareholding Vehicle
3.1	All interests in AsiaSat held through the Company

None of the parties and their respective subsidiaries or Associates will, except with the written consent of GEC and CITIC or as a result of a Privatisation or any mandatory offer for AsiaSat made in accordance with the provisions of Clauses 8.2.4 or 13.1, at any time during the continuance of this Agreement, acquire or hold any interest in any AsiaSat Shares other than AsiaSat Shares directly and indirectly held from time to time by the Company. All interests in AsiaSat Shares (other than any held by Bidco) of the parties and/or their respective subsidiaries and Associates shall be held through the Company except for any such shares that are held for the account of a pension fund or other third party in accordance with the provisions of Clause 19.

3.2	Single purpose company

The parties agree that the sole purpose and objective of the Company is to hold AsiaSat Shares (both directly and indirectly through Bidco) and the Company shall have no other assets and no business interests of any other nature whatsoever unless otherwise agreed between the Shareholders.

3.3	Company’s issued share capital to mirror the Company’s underlying holding of AsiaSat Shares
3.3.1	To assist ready identification of attributable underlying interests in AsiaSat Shares and for general administrative convenience, the parties agree that:
(i)

the issued share capital of the Company should (so far as possible) mirror exactly (in terms of the number of Shares in issue) the number of AsiaSat Shares held by the Company (directly and indirectly through Bidco) for the time being and from time to time; and

(ii)

the issued shares of each separate Class should also (so far as possible) mirror exactly (in terms of the number of Shares of the relevant Class in issue) the AsiaSat Shares which are attributable to such Class for the time being and from time to time.

3.4	Manner in which class rights to be exercised

All class rights conferred by Shares of any particular Class shall be exercisable from time to time by written notice given to the Company signed by or on behalf of the respective Shareholder. Such class rights include:

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3.4.1	the right to appoint Directors pursuant to Clause 4.2 and to nominate the Company’s chairman and deputy chairman on a rotating basis pursuant to Clause 4.3;
3.4.2	the right to decide how the Company’s AsiaSat Voting Rights should be exercised from time to time with respect to its Attributable AsiaSat Shares in accordance with Clause 6;
3.4.3	the right to dividends and other rights accruing on or with respect to its Attributable AsiaSat Shares in accordance with Clause 7; and
3.4.4	the right to nominate AsiaSat Directors and certain AsiaSat officers in accordance with Clause 5.
3.5	Company not to be deemed a mere trustee

All AsiaSat Shares held by the Company (directly and indirectly through Bidco) for the time being and from time to time are and shall be assets of the Company. Nothing in this Agreement shall constitute the Company a trustee of any AsiaSat Shares for or on behalf of any of the Shareholders or any other party.

4	Management and Direction of the Company
4.1	Implementation of this Agreement

The business and affairs of the Company shall be managed by the Board. However, the principal function of the Board shall be to give effect to the provisions and underlying intent of this Agreement. Subject always to legal and/or fiduciary duties of the individual Directors, each Shareholder shall be responsible to the other(s) for ensuring that those Directors appointed by it shall conduct themselves (and generally exercise their rights, powers and discretions as Directors) accordingly.

4.2	The Board of the Company
4.2.1

At all times whilst this Agreement remains in force, the parties shall procure that the number of Directors shall be at least six (6) and up to eight (8) and that (subject as otherwise expressly provided herein) each of Able Star (in its capacity as an ‘X’ Shareholder) and collectively the GE Entities (in their collective capacity as ‘Y’ Shareholder) shall be entitled to appoint and to remove up to four (4) Directors.

4.2.2

Each of Able Star and collectively the GE Entities shall be entitled to remove any Director it has appointed pursuant to this Clause 4.2 and to appoint another Director in place of the Director so removed provided that the relevant ‘X’ Shareholder or ‘Y’ Shareholder who removes a Director in this way shall be exclusively responsible for (and shall indemnify the Company against) any resulting or consequential claims for compensation on the part of such Director.

4.3	The chairman and deputy chairman of the Company
4.3.1

The right to nominate the chairman of the Company (who shall be both a Director of the Company and an AsiaSat Director) will rotate on a two (2) yearly basis (with effect from 1 January in successive periods) between the ‘X’ Shareholders and the ‘Y’ Shareholders in that order, subject to the provisions of Clause 4.3.2 below.

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4.3.2	The chairman of the Company is Mr. Sherwood Dodge, a ‘Y’ Director. Such chairman is deemed to have been nominated by the ‘Y’ Shareholder and shall hold such office until 31 December 2010.
4.3.3

The Class that nominated the deputy chairman (who shall be both a Director of the Company and an AsiaSat Director) from time to time will have the right to nominate the next chairman of the Company after the expiry of the two year period then current for the purposes of Clause 4.3.1.

4.3.4	The deputy chairman of the Company is Mr. Mi Zeng Xin, an ‘X’ Director. Such deputy chairman is deemed to have been nominated by the ‘X’ Shareholder and shall hold such office until 31 December 2010.
4.4	Board meetings
4.4.1

Without prejudice to Clause 4.7, any Director or the secretary (on the requirement of a Director) may convene a meeting of the Board at any time provided that each Director is given at least seven (7) days’ notice of the time, date, place and agenda of such meeting unless all Directors agree to waive such notice. The agenda shall specify in reasonable detail the matters to be discussed at the relevant meeting and shall be accompanied by any relevant papers for discussion at such meeting. Unless otherwise first agreed in writing by the Shareholders, all meetings of the Board shall be held in Hong Kong.

4.4.2	Subject to Clause 4.6, the quorum for any meeting of the Board shall be two (2) Directors, one of whom shall be an ‘X’ Director and one of whom shall be a ‘Y’ Director.
4.4.3

Decisions of the Board shall be by unanimous vote of those Directors present. The chairman and deputy chairman of the Board shall each have a vote as a Director, but neither shall have an additional casting vote.

4.4.4	Minutes of each meeting of the Board shall be sent to each Director as soon as practicable after the holding of each meeting.
4.4.5

A resolution in writing or by facsimile signed or approved by facsimile by all the Directors shall be as valid and effective as if it had been duly passed at a meeting of the Board duly convened and held.

4.4.6	Board meetings may be held by conference telephone or other means of telecommunications.
4.4.7

Any Director may appoint an alternate to represent him at meetings of the Board which he is unable to attend who shall be counted towards a quorum of the meeting of Directors and particulars of such appointment shall be delivered to the secretary of the Company.

4.5	Shareholder meetings
4.5.1	The Shareholders agree that the ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares carry equal voting rights and Special Shares shall carry no voting rights.
4.5.2

Each of the ‘X’ Shareholders and the ‘Y’ Shareholders shall be responsible to the other for ensuring that all voting rights conferred by the ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares shall be exercised in a manner consistent in all respects with the provisions and underlying intent of this Agreement and generally so as (so far as

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may be necessary or desirable) to give effect to this Agreement. In particular, the ‘X’ Shareholders and the ‘Y’ Shareholders shall procure the passing of any and all such Shareholder resolutions as may be necessary or desirable from time to time in order to effect or approve all relevant dividends and/or other distributions, and all issues and redemptions of Shares, contemplated to be paid or made from time to time in accordance with this Agreement.

4.5.3	Subject to Clause 4.6, the quorum for any meeting of the Shareholders shall be two (2) Shareholders, one of whom shall be an ‘X’ Shareholder and one of whom shall be a ‘Y’ Shareholder.
4.6	Absence of a quorum

In the event that any meeting of the Shareholders or of the Board is frustrated by the absence of a quorum by reason of the absence of an ‘X’ Shareholder or a ‘Y’ Shareholder or one or more Directors, as the case may be, such meeting may be reconvened by the ‘X’ Shareholder or ‘Y’ Shareholder or Directors, as the case may be, who were present at such meeting at such time and place as they think fit provided that not less than fifteen (15) days’ notice of such reconvened meeting shall be given to the ‘X’ Shareholders or ‘Y’ Shareholders or the Directors, as the case may be, which notice shall contain particulars of the matters to be discussed at such meeting and the ‘X’ Shareholder or ‘Y’ Shareholder or Directors, as the case may be, present at such reconvened meeting shall be deemed a quorum provided that at least two (2) Directors or an ‘X’ Shareholder or a ‘Y’ Shareholder, as the case may be, are present and, subject to Clause 13 shall be free to pass such resolutions as they shall think fit regarding the subject matter for which the meeting in question was convened.

4.7	AsiaSat Board business

The ‘X’ Shareholders and ‘Y’ Shareholders shall cooperate with a view to ensuring that a Board meeting will be convened and held prior to every AsiaSat Board meeting to discuss the matters requiring discussion at the AsiaSat Board meeting. Subject always to legal and/or fiduciary duties of the individual AsiaSat Directors, each ‘X’ Shareholder and ‘Y’ Shareholder shall use all reasonable endeavours to ensure that those AsiaSat Directors appointed by it shall vote at the AsiaSat Board in accordance with the agreement or understanding reached at the earlier Board meeting (the proceedings of which shall be conducted in accordance with this Clause 4).

4.8	Unresolved Matters
4.8.1

If at a duly convened meeting of the Board or at a duly convened meeting of the ‘X’ Shareholders and ‘Y’ Shareholders, the Directors or the ‘X’ Shareholders and ‘Y’ Shareholders (as the case may be) are unable to pass a valid and binding resolution in respect of a matter relating to the business of the Company required to be resolved by the Board or the ‘X’ Shareholders and ‘Y’ Shareholders (as the case may be) (an “Unresolved Matter”), another meeting of the Board or the ‘X’ Shareholders and ‘Y’ Shareholders shall be convened within seven (7) days from the first meeting to discuss the Unresolved Matter, at which meeting the Directors or the ‘X’ Shareholders and ‘Y’ Shareholders (as the case may be) shall respectively use all reasonable endeavours in good faith to agree on a resolution of such Unresolved Matter.

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4.8.2

If a quorum is not achieved at the reconvened meeting or if the Directors or the ‘X’ Shareholders and ‘Y’ Shareholders (as the case may be) are still unable to pass a valid and binding resolution in respect of the Unresolved Matter at the reconvened meeting or if the Unresolved Matter is one which relates to a decision on how the Company’s AsiaSat Voting Rights are to be exercised (a “Voting Matter”), either the ‘X’ Shareholders or the ‘Y’ Shareholders shall refer the Unresolved Matter by written notice to each of the nominated representatives from time to time appointed by each of CITIC and GEC and thereafter notified to the other party with specific reference to this Clause 4.8.2 (“Nominated Representative”) (such notice shall be served at the same address as CITIC and GEC in accordance with Clause 22) with a view to arranging a meeting between the two (2) Nominated Representatives as soon as practicable (and in respect of a Voting Matter within five (5) business days of the Voting Matter being deemed an Unresolved Matter in accordance with Clause 6.3.2), who shall negotiate in good faith to agree on a resolution of the Unresolved Matter.

4.8.3

If the Board or ‘X’ Shareholders and ‘Y’ Shareholders remain unable to pass a valid and binding resolution on the Unresolved Matter for more than five (5) business days from the date on which the Unresolved Matter was first referred by notice to the Nominated Representatives referred to in Clause 4.8.2 or such other period as the Parties may agree in writing, then the provisions of Clause 18 shall be applicable.

4.8.4	The provisions of this Clause 4.8 shall not apply in respect of matters covered by Clause 13.
4.8.5	The current Nominated Representative of CITIC is Mr. Mi Zeng Xin and the current Nominated Representative of GEC is Mr. Sherwood Dodge.
4.9	Secretary and auditors
4.9.1

The Company secretary (if any) and the Company’s auditors will be appointed, as necessary from time to time, by resolution of the Board. The ‘X’ Shareholders and ‘Y’ Shareholders shall together have a right to request in writing that the Company effects a change in the Company secretary or the Company’s auditors.

4.9.2	Unless otherwise mutually agreed by the ‘X’ Shareholders and ‘Y’ Shareholders, PricewaterhouseCoopers shall remain the auditors of the Company.
4.10	Register of members

The register of members of the Company shall be maintained in such place as the Shareholders shall agree from time to time.

5	Nomination of AsiaSat Directors, Chairman, Deputy Chairman, Chief Executive Officer, Deputy Chief Executive Officer and Chief Financial Officer
5.1	Appointment of certain AsiaSat Directors by the Company

The Company and the Shareholders shall procure that, for as long as this Agreement shall remain in force, the AsiaSat Board shall comprise the four (4) individuals who are the ‘X’ Directors, the four (4) individuals who are the ‘Y’ Directors, and (for so long as AsiaSat remains listed on the Stock Exchange) two (2) executive directors being the Chief

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Executive Officer and the Deputy Chief Executive Officer and three (3) independent non-executive directors.

5.2	Rights and ability of the Company to procure the appointment and/or removal of AsiaSat Directors
5.2.1

The Company shall exercise its AsiaSat Voting Rights, and all other rights available to it from time to time deriving from its holding (direct and indirect) of AsiaSat Shares, to procure (so far as it is able) that all of the Directors from time to time shall be appointed to or removed from the AsiaSat Board in accordance with this Clause 5.2.

5.2.2

Where an ‘X’ Shareholder or a ‘Y’ Shareholder exercises its right under Clause 4.2.2 to remove a Director and appoint a replacement Director, the Company and the Shareholders shall procure (so far as they are able) that the Director so removed shall also be removed from the AsiaSat Board and that the replacement Director be appointed to the AsiaSat Board, subject always to Clause 5.3.

5.3	Responsibilities of the ‘X’ and ‘Y’ Shareholders with respect to their own nominated appointees

Whenever an AsiaSat Director is removed from the AsiaSat Board pursuant to Clause 5.2.2, the relevant ‘X’ Shareholder or ‘Y’ Shareholder which appointed such removed AsiaSat Director shall indemnify the other Shareholders and AsiaSat against any costs, claims or losses arising from any resulting or consequential claims for compensation on the part of such AsiaSat Director.

5.4	Nomination of the AsiaSat chairman and deputy chairman

The Company shall make representations to the AsiaSat Board from time to time requesting that the AsiaSat Board shall appoint the Company’s chairman as chairman of the AsiaSat Board and the Company’s deputy chairman as deputy chairman of the AsiaSat Board. It is the intention of the Shareholders that the same individuals should be chairman and deputy chairman of both boards subject to this being acceptable to the AsiaSat Board from time to time.

5.5	Nomination of AsiaSat Chief Executive Officer, Deputy Chief Executive Officer and Chief Financial Officer
5.5.1

The Company shall make representations to the AsiaSat Board from time to time requesting that the AsiaSat Board shall appoint persons nominated by mutual consent of CITIC and GEC and notified to the Company to be AsiaSat’s Chief Executive Officer and Deputy Chief Executive Officer (both of whom shall be directors of AsiaSat).

5.5.2

The Company shall make representations to the AsiaSat Board from time to time requesting that the AsiaSat Board shall appoint the person nominated by mutual consent of CITIC and GEC and notified to the Company to be AsiaSat’s Chief Financial Officer.

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6	Exercise of the AsiaSat Voting Rights by the Company
6.1	Company to obtain instructions from Shareholders

On each relevant occasion when the Company’s AsiaSat Voting Rights are to be, or may be, exercised, the Company shall notify each of the ‘X’ Shareholders and ‘Y’ Shareholders of the requirement for a decision on voting rights as soon as practicable after the Company becomes aware that a resolution is to be proposed at a meeting of AsiaSat shareholders (or any relevant class of AsiaSat shareholders). The Company shall provide each of the ‘X’ Shareholders and ‘Y’ Shareholders with copies of the notice of meeting together with all circulars and other materials provided by AsiaSat to the Company in respect of the meeting.

6.2	Shareholders to give unequivocal statement of intention
6.2.1

Following each notification referred to in Clause 6.1, each of the ‘X’ Shareholders and ‘Y’ Shareholders shall communicate its wishes to the Company in writing in accordance with Clause 6.2.3 no later than 5.00 p.m. Hong Kong time on the fourth business day prior to the date of the relevant meeting (or such later time and/or date as practicable after receipt of the notification or as the ‘X’ and ‘Y’ Shareholders may agree in any particular case).

6.2.2

In this regard, each of the ‘X’ Shareholders (as a Class) and ‘Y’ Shareholders (as a Class) must express one wish only. It is not permissible to express different wishes with respect to different Attributable AsiaSat Shares of such Shareholder and anything other than an unequivocal statement of intention with respect to all the Attributable AsiaSat Shares of the relevant Shareholder will be disregarded by the Company so that the relevant Shareholder will be treated as having failed to communicate its wishes for the purpose of Clause 6.3.2.

6.2.3	On any relevant occasion, the wish expressed by any Shareholder under Clause 6.2.1 shall be one (but not more) of the following:
(i)	to vote in favour of the relevant resolution;
(ii)	to vote against the relevant resolution;
(iii)	to abstain from voting; or
(iv)	to grant a discretionary proxy to the chairman of the meeting.
6.3	Company’s exercise of the AsiaSat Voting Rights
6.3.1

Where the wishes expressed by the ‘X’ Shareholders and ‘Y’ Shareholders pursuant to Clause 6.2 in respect of a particular resolution are the same, the Company shall exercise its AsiaSat Voting Rights in its entirety in relation to such resolution in accordance with the common wish of the ‘X’ Shareholders and ‘Y’ Shareholders.

6.3.2

Subject to Clause 13, where the wishes expressed by the ‘X’ Shareholders and ‘Y’ Shareholders pursuant to Clause 6.2 for a particular resolution are not the same or where a Shareholder fails to communicate its wishes to the Company by 5.00 p.m. Hong Kong time on the fourth business day prior to the date of the relevant meeting (or such other time and/or date which is as early as is reasonably practicable after receipt of the notification or as the ‘X’ Shareholders and ‘Y’ Shareholders may agree in writing in any particular case), the matter shall be

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treated as an Unresolved Matter and dealt with pursuant to the provisions of Clauses 4.8.2 and 4.8.3.

6.3.3

Subject always to the Listing Rules and there being no objection from the Stock Exchange, where any notification provided pursuant to Clause 6.1 contains a proposal for a resolution the subject of which is or includes a transaction which is a connected transaction (as such term is defined in the Listing Rules), the Company shall abstain from casting the votes attaching to the Attributable AsiaSat Shares of an ‘X’ Shareholder or a ‘Y’ Shareholder who is a “connected person” for the purpose of the Listing Rules, as the case may be, but the Company shall cast its votes in respect of the other ‘X’ Shareholder or ‘Y’ Shareholder’s Attributable AsiaSat Shares in accordance with such ‘X’ Shareholder or ‘Y’ Shareholder’s wish, as the case may be, as expressed in accordance with Clause 6.2. For the avoidance of doubt, in such circumstances the Company shall not exercise the votes attaching to Attributable AsiaSat Shares of the Special Shareholder, but shall abstain from casting such votes.

6.3.4

Any failure on the part of a Shareholder to communicate its wish to the Company will be treated as an expression of intention to abstain from voting for the purpose of the Company exercising its AsiaSat Voting Rights pursuant to Clause 6.3.2 or Clause 6.3.3.

6.3.5

The provisions of Clauses 6.3.2 and 6.3.3 shall not apply in respect of any of the matters set out in Clause 13 and the Company shall, if appropriate, vote its AsiaSat Voting Rights so as to give effect to the provisions of such Clause.

6.4	Votes to be cast so as to give effect to this Agreement

It is an overriding requirement that the Company’s AsiaSat Voting Rights shall at all times (and from time to time) be exercised as necessary, desirable and/or appropriate to give effect to the express provisions and intent of this Agreement (including specifically, but without limitation, the objective and intentions underlying the rights of the respective Classes of ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares to nominate AsiaSat Directors as set out in Clause 5 and the provisions of Clause 13).

6.5	Shareholders to consult

The Shareholders shall consult on a regular basis throughout the continuance of this Agreement with respect to their investment in AsiaSat and with a view to establishing and maintaining policies with respect to the Company’s ownership interest in AsiaSat (and the voting rights conferred by such ownership interest).

6.6	General offers for AsiaSat

Notwithstanding the provisions and procedures contained in Clauses 6.1 to 6.5 above, if any general offer is made for AsiaSat, then, unless the ‘X’ Shareholders and ‘Y’ Shareholders agree otherwise, the ‘X’ Shareholders and ‘Y’ Shareholders shall procure that the Company will not accept such offer in respect of any of the AsiaSat Shares held by it (directly or indirectly).

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7	Pass Through of Dividends and Other Rights accruing on or with Respect to Attributable AsiaSat Shares
7.1	Cash dividend receipts to be passed through to Shareholders of the relevant Class
7.1.1

As soon as practicable after the payment to the Company and/or Bidco of any cash dividend on or with respect to any AsiaSat Shares, the Company shall distribute or procure the distribution of, in the case of Bidco, the relevant dividend to the Shareholders Entitled subject to compliance with the relevant provisions of the Business Companies Act 2004 of the British Virgin Islands as amended from time to time.

7.1.2

The general applicability of Clause 7.1.1 is subject to any decision of the Board from time to time pursuant to Clause 16.3.3 providing for dividends to be retained by the Company and/or Bidco to cover ongoing expenses.

7.1.3

Any one or more Classes may elect from time to time to postpone distribution of any amounts otherwise due to such Class under Clause 7.1.1. Such postponement shall not in any way affect the ultimate entitlement of such Class to the amounts which would otherwise have been distributed to it.

7.1.4

Each distribution by the Company pursuant to Clause 7.1.1 shall be made by way of dividend paid by the Company or in such other manner as the Company and the Shareholders may agree in any particular case.

7.1.5

If the Company and/or Bidco is required at any time under applicable laws to make any deduction or withholding from any distribution, the relevant distribution shall be made net of the applicable deduction or withholding and the Company shall, and where relevant shall procure that Bidco shall, remit to the appropriate revenue authority or other person all amounts required to be so remitted with respect to the amount so deducted or withheld. This Clause 7.1.5 is subject in all respects to Clause 7.1.3.

7.2	Other rights accruing on or with respect to Attributable AsiaSat Shares

All rights and entitlements, other than to cash dividend payments and voting rights, accruing from time to time on or with respect to any AsiaSat Shares held by the Company (directly and indirectly), shall belong to the Shareholders Entitled. These rights and entitlements include:

7.2.1	distributions in kind;
7.2.2	entitlements to bonus shares arising under other reorganisations of AsiaSat’s issued share capital;
7.2.3	scrip dividend elections and other alternatives; and
7.2.4	rights to subscribe further AsiaSat Shares or any other securities of AsiaSat.

Schedule 1 sets out the basis on which such rights and entitlements will be passed through to, or otherwise made available to, or exercised at the direction of, the relevant Class of Shareholders.

7.3	Entitlements of Classes

Except as specifically otherwise provided for elsewhere in this Agreement, all dividends and other entitlements conferred by, or accrued or accruing with respect to, any of the

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Company’s AsiaSat Shares (held directly and indirectly) shall be passed through or (as appropriate) allocated and attributed to each Class in proportion to the Shareholders’ respective shareholdings in the Company.

7.4	Liability for taxation
7.4.1

If and to the extent that the Company and/or Bidco incurs any liability for taxation as a result of, or in connection with, the receipt of any dividend or other distribution (whether in cash or in kind), or in relation to any other right from time to time conferred by or accrued or accruing, on or with respect to any AsiaSat Shares held by the Company (directly and indirectly), the relevant liability for taxation shall be attributed to the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company.

7.4.2

The Company shall arrange for any such liability to taxation to be discharged out of the assets concerned and shall account to the Shareholders Entitled on a “net” basis. All the preceding provisions of this Clause 7 and the provisions of Schedule 1 shall be construed accordingly.

8	Disposal of Shares in the Company
8.1	No Disposal of Shares in the Company

Except as contemplated by Clauses 8.2 and 8.4, each of the Shareholders undertakes that except with the consent of the other Shareholders or in accordance with the provisions of Clause 6.6 and this Clause 8, no Shareholder shall:

8.1.1	sell, transfer or otherwise Dispose of any Shares (or any legal or beneficial interest therein);
8.1.2	enter into any agreement in respect of the votes attached to Shares; or
8.1.3	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.
8.2	Permitted Disposals of Shares in the Company
8.2.1

The Shareholders undertake that they will not Dispose of all or any part of their Shares, other than to a Qualifying Subsidiary of CITIC (in respect of Able Star) or GEC (in respect of the GE Entities), during the period ending on 29 March 2010, subject always to compliance by such Qualifying Subsidiary with the provisions of Clause 8.3 and Clause 23.3.3.

8.2.2

Subject to Clause 8.2.4, each Shareholder shall be entitled, after 29 March 2010, to Dispose of all or any part of its holding of Shares subject to the prior written consent of (in the case of the ‘X’ Shareholder(s) or the Special Shareholder) the ‘Y’ Shareholder(s) or (in the case of the ‘Y’ Shareholder) the ‘X’ Shareholder(s), such consent not to be unreasonably withheld.

8.2.3

A Shareholder’s failure to give its consent to any Disposal by the other Shareholder pursuant to Clause 8.2.2 shall be unreasonable, if prior to any such Disposal, the Shareholder proposing to make such Disposal (the “Offeror”) shall have:

(i)

offered the Shares proposed to be Disposed to (in the case of the ‘X’ Shareholder(s) or the Special Shareholder) the ‘Y’ Shareholder(s) or (in the case of the ‘Y’ Shareholder(s)) the ‘X’ Shareholder(s) (the “Offeree”) (in a

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notice setting out the consideration (in cash) of such proposed Disposal and all material terms and conditions of such Disposal (the “Notice”)) at the same cash price as that in the proposed Disposal and on terms no less favourable than those of the proposed Disposal, and the Offeror receives from the Offeree a written response to the Notice accepting the terms of the Disposal within five (5) business days of the date of the Notice; and

(ii)

demonstrated to the reasonable satisfaction of the other Shareholder that there are no reasonably likely risks to AsiaSat’s ability to (and if reasonably requested in the circumstances put in place arrangements to protect AsiaSat from any reasonably likely risks to AsiaSat’s ability to):

(a)

maintain its satellites under their respective export licences and authorizations, and its satellite licences and satellite orbital slots with substantially the same scope, coverage and authorisation as provided prior to such Disposal; and

(b)	carry on the business of provision of satellite transponder capacity substantially as carried on prior to such Disposal,

in each case resulting as a consequence of such Disposal.

8.2.4

No Shareholder (the “Transferor”) may make any Disposal pursuant to Clause 8.2.2 if such Disposal triggers or would trigger an obligation on any other Shareholder (the “Potential Offerors”) and/or any party acting in concert with it to make a general offer for AsiaSat, unless (i) the Potential Offerors have given their prior written consent to the Disposal, such consent not to be unreasonably withheld, and (ii) the Transferor agrees to indemnify the Potential Offerors for all consequences including costs incurred by them in respect of the general offer.

8.2.5	It shall be reasonable for a Potential Offeror to withhold its consent under Clause 8.2.4 on the grounds of, without limitation, costs and expenses, reputation risk or sell down risk.
8.3	Qualifying Subsidiaries
8.3.1

If any Shareholder that is a Qualifying Subsidiary is about to or will cease to be a Qualifying Subsidiary, it must, before ceasing to be a Qualifying Subsidiary, ensure that its interest in all and not part only of the Shares in which it is interested shall be effectively transferred to GEC or CITIC (as the case may be) or to another Qualifying Subsidiary.

8.3.2

CITIC and GEC may agree from time to time (on a case by case basis) that any subsidiary of any of CITIC and GEC should be deemed to be and should be treated as a Qualifying Subsidiary, as the case may be, for the purposes of this Agreement. Any such agreement shall specify the terms on which it is made and given (including any minimum level of ownership and/or control which CITIC or GEC, as the case may be, is required to maintain in such subsidiary) and, in the event of any failure to comply with such conditions at any time, the relevant entity shall (for the avoidance of doubt) be deemed to have ceased to be a Qualifying Subsidiary, as the case may be.

8.3.3	Any request by CITIC or GEC, as the case may be, that any of its subsidiaries be treated as a Qualifying Subsidiary for the purposes of this Agreement (a

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“Request”) shall not be unreasonably refused by the other. The agreement of the other to any such Request shall not be unreasonably withheld or delayed.

9	Disposal of AsiaSat Shares
9.1	No Disposal of AsiaSat Shares by the Company

Subject to Clauses 9.2 and 9.3, unless the Shareholders agree otherwise, the Company shall not and shall procure that Bidco shall not:

9.1.1	sell, transfer or otherwise Dispose of any of its AsiaSat Shares (or any legal or beneficial interest therein);
9.1.2	enter into any agreement in respect of the votes attached to the AsiaSat Shares; or
9.1.3	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and, for the avoidance of doubt, the Shareholders further undertake that they shall take all necessary steps to procure that the Company and Bidco shall not do any of the foregoing in respect of the AsiaSat Shares.

9.2	Permitted Disposals of AsiaSat Shares by the Company at the instruction of Able Star

Able Star may, with the prior written consent of the GE Entities, such consent not to be unreasonably withheld, from time to time direct the Company and/or Bidco to Dispose of all or a part of Able Star’s Attributable AsiaSat Shares provided always that any such Disposal of AsiaSat Shares by the Company and/or Bidco shall be effected in accordance with the provisions of this Clause 9.2 and Clause 10.

9.3	Permitted Disposals of AsiaSat Shares by the Company at the instruction of the GE Entities

The GE Entities may, with the prior written consent of CITIC, such consent not to be unreasonably withheld, from time to time direct the Company and/or Bidco to Dispose of all or a part of the GE Entities’ Attributable AsiaSat Shares provided always that any such Disposal of AsiaSat Shares by the Company and/or Bidco shall be effected in accordance with the provisions of this Clause 9.3 and Clause 10.

10	Adjustments to Rights to Procure Appointments etc.
10.1

If, pursuant to the terms of this Agreement, as a result of Disposals of Shares or AsiaSat Shares, the holding of Shares or Attributable AsiaSat Shares by Able Star or the GE Entities is decreased (“Disposition”), the parties agree that they will enter into such amendments to this Agreement (or, if this Agreement would be terminated as a result of such Disposition, such other arrangements or agreements as appropriate), relating to the new relationship between the parties as a consequence of the Disposition and their respective rights and ability to influence the governance, management and direction of the Company and AsiaSat through their direct or indirect shareholdings in the Company and AsiaSat, including, but without limitation with respect to, the nomination of the directors and officers of the Company and AsiaSat, any consent requirements for transactions by or events or occurrences affecting AsiaSat and any other negative protections for a party (e.g., tag along rights, drag along rights, quorum requirements, etc.), in each case that are

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equitable to reflect the proportionate interest of a party in the Company or AsiaSat after such Disposition.

10.2

If, pursuant to the terms of this Agreement, as a result of acquisitions of Shares or AsiaSat Shares, Able Star’s holding of Shares or Attributable AsiaSat Shares is increased (an “Acquisition”), the parties agree that they will enter into such amendments to this Agreement (or if this Agreement would be terminated as a result of such Acquisition, such other arrangements or agreements as appropriate), relating to the new relationship between the parties as a consequence of the Acquisition and their respective rights and ability to influence the governance, management and direction of the Company and AsiaSat through their direct or indirect shareholdings in the Company and AsiaSat, including, but without limitation with respect to, the nomination of the directors and officers of the Company and AsiaSat, any consent requirements for transactions by or events or occurrences affecting AsiaSat and any other negative protections for a party (e.g., tag along rights, drag along rights, quorum requirements, etc.), in each case that are equitable to reflect the proportionate interest of the parties in the Company or AsiaSat after such Acquisition.

11	Listing and Registration Rights
11.1	Listing

The Shareholders and the Company agree that:

11.1.1

at any time after the third anniversary of the completion of a Privatisation, each Shareholder shall have a right to request the Company to undertake and implement a Listing. Such request shall be in writing notified to all parties and set out the details of:

(i)	the proposed size of the initial public offering; and
(ii)	the proposed stock exchange or over-the-counter market on which the Listing is to be conducted;
11.1.2

they shall use their reasonable endeavours to agree the matters set out in Clauses 11.1.1(i) and 11.1.1(ii) prior to effecting such Listing and shall use their reasonable endeavours to cooperate with and assist AsiaSat with the Listing;

11.1.3

in the absence of any material adverse change in the business of AsiaSat and its subsidiaries as a whole, the number of AsiaSat Shares to be offered in and held in public hands (as defined in the Listing Rules) as a result of such Listing shall not exceed 33 per cent. of the issued share capital of AsiaSat immediately after such Listing, unless the Shareholders otherwise agree in writing; and

11.1.4

all the voting and economic interests in AsiaSat of the parties and their respective subsidiaries and Associates shall be held by the Company or another corporate entity jointly owned by CITIC and GEC at the time of, and after, the Listing and shall, unless otherwise agreed in writing between CITIC and GEC, remain in the following proportions:

(i)	CITIC/GEC - 50/50 voting interest; and
(ii)	CITIC/GEC - 50.5/49.5 economic interest,

both prior to and after the Listing.

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11.2

Where Listing is to result in a Listing of AsiaSat Shares (in the form of American Depositary Shares or otherwise), the parties shall enter into a registration rights agreement (a “Registration Rights Agreement”) on customary terms which will provide the parties (other than the Company) with equal registration rights (on terms to be agreed) in respect of the AsiaSat Shares after the Listing provided that the parties (other than the Company) shall have the right to sell AsiaSat Shares in the same proportion as they own AsiaSat Shares at the same time (unless CITIC or GEC otherwise agree in advance) and that the exercise of any such registration right does not result in any of the Shareholders or their affiliates having to make a mandatory general offer for AsiaSat.

11.3

The Company and each of the other parties will cooperate with each other and AsiaSat in connection with any exercise by a Shareholder of its rights under a Registration Rights Agreement and take any other actions necessary or appropriate to ensure that the Company and AsiaSat are able to comply with their obligations under a Registration Rights Agreement in connection with such exercise.

12	Purchase of Additional AsiaSat Shares by the Shareholders and their Respective Affiliates
12.1	General offer for AsiaSat by Shareholders

Subject to Clause 12.3 and to any mandatory offer resulting from permitted Disposals under Clause 8.2.4, none of the Shareholders or any of their subsidiaries or Associates shall make a general offer for AsiaSat without the prior written consent of the other Shareholders.

12.2	Ability to jointly acquire further AsiaSat Shares through the Company
12.2.1

If at any time during the continuation of this Agreement, any of the Shareholders (or any of their respective subsidiaries or Associates) wishes to acquire further AsiaSat Shares, the relevant Shareholder shall notify the Company and the other Shareholders stating (among other things) the number of AsiaSat Shares wished to be acquired and the basis on which it is proposed that such acquisition be effected and funded through the Company.

12.2.2

Such notification shall be treated as a request (a “Purchase Request”) to the Company and to the other Shareholders to arrange for such further AsiaSat Shares to be acquired through the Company in accordance with the provisions of this Clause 12.

12.2.3

Following receipt of a Purchase Request, the other Shareholders shall decide whether or not to agree to such Purchase Request. The Company shall only be obliged to comply with a Purchase Request if the other Shareholders so agree, in their sole discretion.

12.2.4

If and whenever the Shareholders agree to a Purchase Request, the Company shall (and the Shareholders shall cooperate to procure that the Company shall) take all necessary steps to comply with such Purchase Request.

12.3	Ability for CITIC to acquire further AsiaSat Shares through the Company

After 29 March 2010, CITIC may, with the consent of GEC, such consent not to be unreasonably withheld, require the Company to acquire further AsiaSat Shares, whether from a third party, the public market (including through a general offer) or AsiaSat, in

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accordance with the provisions of this Clause 12 and subject always to the provisions of Clause 10. Upon a request by CITIC to the Company to acquire further AsiaSat Shares pursuant to the foregoing sentence, the Company shall, and GEC shall cooperate with CITIC and Able Star to cause the Company to, take such actions as are necessary or appropriate to effectuate such acquisition. It shall be reasonable for GEC to withhold its consent to the acquisition by CITIC of further AsiaSat Shares unless CITIC has:

12.3.1	shown to GEC’s reasonable satisfaction that the acquisition will be beneficial to the growth of AsiaSat’s business; and
12.3.2	has made good faith efforts to discuss other alternative structures with GEC and AsiaSat.
12.4	Bases on which further AsiaSat Shares may be acquired through the Company

Any acquisition by the Company of further AsiaSat Shares agreed to by the Shareholders pursuant to Clause 12.2 shall be effected by way of each acquiring Shareholder (or any of its Qualifying Subsidiaries), and any acquisition of further AsiaSat Shares under Clause 12.3 shall be effected by way of Able Star (or its Qualifying Subsidiary), subscribing for additional ‘X’ Ordinary Shares or ‘Y’ Ordinary Shares, as the case may be. The aggregate number of additional Shares shall equal the number of further AsiaSat Shares to be acquired by the Company (and on the basis that the proceeds of subscription be applied by the Company in purchasing or subscribing for further AsiaSat Shares following which such further AsiaSat Shares will be attributable to the Class allocated to such acquiring Shareholder).

12.5	Terms of acquisition of further AsiaSat Shares

Any agreement reached between the Shareholders pursuant to Clause 12.2 or decision made by CITIC pursuant to Clause 12.3 for the acquisition of further AsiaSat Shares by the Company shall contain the full basis on which the relevant AsiaSat Shares are to be acquired, the source of funds and any applicable changes to the issued share capital of the Company and (if necessary or appropriate) to this Agreement.

12.6	Costs and expenses

All costs and expenses (including, if and to the extent applicable but without limitation, broker’s commission, Stock Exchange transaction levy, stamp duty and any legal costs) incurred by the Company in connection with any acquisition of further AsiaSat Shares pursuant to:

12.6.1	Clause 12.2 shall be shared by the Shareholders in proportion to their shareholdings in the Company; and
12.6.2	Clause 12.3 shall be borne by CITIC and/or Able Star.
13	Undertakings by GEC and CITIC
13.1	Mutual undertakings

Each of the ‘X’ Shareholder(s) and ‘Y’ Shareholder(s) hereby covenants that without the prior written consent of the other ‘Shareholder (which, in the case of the ‘X’ Shareholder(s), means the ‘Y’ Shareholder(s) and, in the case of the ‘Y’ Shareholder(s), means the ‘X’ Shareholder(s) and the Special Shareholders), as the case may be, it shall not take any action or participate in any action or scheme which will facilitate or give rise to the

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occurrence of any of the following events, except where such events result from or arise in connection with a Disposal or Acquisition by CITIC or GEC pursuant to the provisions of Clauses 8.2, 9.2, 9.3 or 12.3 (“Excepted Events”), each of the ‘X’ Shareholder(s) and ‘Y’ Shareholder(s) shall do and procure any Director appointed or nominated by such Shareholder pursuant to Clause 4 and who is a member of the AsiaSat Board to do all acts which are reasonably within its power (subject, in the case of any Director, to his fiduciary duties as a member of the AsiaSat Board) to prevent any of the following events, other than Excepted Events, from occurring, in each case with respect to the Company and AsiaSat:

13.1.1	the alteration, including through purchase or issuance, of the share capital of the Company or AsiaSat (save for the exercise of employee share options, the issue of bonus shares and scrip dividends);
13.1.2	the amendment in any manner to the Memorandum and Articles of the Company or the memorandum of association and the by-laws of AsiaSat;
13.1.3	any dilution of a Shareholder’s attributable shareholding of AsiaSat Shares (save for the exercise of employee share options and scrip dividends); and
13.1.4	the withdrawal of listing of AsiaSat Shares from the Stock Exchange.
13.2

Notwithstanding the provisions of Clause 13.1, nothing contained in Clause 13.1 shall require any Shareholder to expend any funds or take, or refrain from taking, directly or indirectly, any action with respect to the conduct of such Shareholder’s respective business or assets.

14	The Hong Kong Takeovers Code
14.1	Potential implications of the Code with respect to arrangements between the Shareholders, the Qualifying Subsidiaries and the Company
14.1.1

Future transactions in AsiaSat Shares or Shares by or between any one or more of the Company, the other parties, the Shareholders, the Qualifying Subsidiaries or a person acting in concert with any of them may have implications under the Code. The parties shall consider and, if practicable, consult with each other with respect to the Code implications of such future transactions as and when any such transaction is (or may be) proposed to be entered into.

14.1.2

The Shareholders acknowledge that the transfers of AsiaSat Shares or Shares contemplated herein may have implications under the Code and, without limiting the generality of Clause 14.1.1, the Shareholders shall discuss in good faith such alternatives acceptable to the Shareholders in light of the implications under the Code, including the dissolution of the Company and the termination of this Agreement.

14.2

None of the Shareholders shall enter into any arrangements which result in the other Shareholders or the Company being deemed for the purposes of the Code to be acting in concert with any party holding, or proposing to acquire, any AsiaSat Shares other than any Qualifying Subsidiary of the relevant Shareholder which holds Shares in the Company.

14.3	None of the foregoing shall prohibit any Disposal or Acquisition by a Shareholder of Shares in the Company or AsiaSat Shares pursuant to Clauses 8.2, 9.2, 9.3 or 12.3.

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14.4

If any Acquisition under Clause 12.3 by Able Star gives rise to an obligation to make a mandatory offer under the Code, CITIC and/or Able Star shall be responsible for making such offer on a basis which does not require the participation of any other Shareholder. CITIC and/or Able Star shall hold GEC and its Qualifying Subsidiaries harmless in relation thereto.

14.5

Without prejudice to Clause 14.4, no party or its concert party(ies) may take any action which by its or their actions triggers or would trigger an obligation on any other party (or a person acting in concert with such party) to make a mandatory offer under the Code, and each party shall hold the other parties harmless from all consequences including any costs and expenses incurred as a result of triggering a mandatory offer obligation.

14.6

Any party (or a person acting in concert with such party) which takes any action which triggers or would trigger an obligation on such party to make a mandatory offer under the Code shall be responsible for all actions, the costs and expenses of making and implementing the offer and all costs and expenses of restoring the public float requirements of AsiaSat in the event the offer fails to obtain a level of acceptances which entitles the offeror and its concert parties to exercise rights of compulsory acquisition of all outstanding securities of AsiaSat.

15	Compliance Matters
15.1	Obligations under and in relation to the SFO
15.1.1

Each of the parties (other than the Company) shall ensure that it and any Qualifying Subsidiary which holds Shares duly complies with all its obligations arising from time to time under the SFO with respect to AsiaSat Shares in which it is interested for the purposes of the SFO. In order to assist the other Shareholders to comply with such obligations, each Shareholder shall make available to the other Shareholders, from time to time, all information with respect to its own circumstances as such Shareholder is (or should reasonably be) aware is relevant to obligations of the other Shareholders under the SFO.

15.1.2	Each of the parties (other than the Company) shall cooperate to procure that the Company duly complies with all its obligations arising under the SFO from time to time.
15.2	Disclosure obligations under the Code and the Exchange Act

Each of the parties (other than the Company) shall cooperate to procure that the Company and Bidco duly complies with all its obligations arising under the Listing Rules, the Code and the Exchange Act from time to time to disclose interests and/or dealings in AsiaSat Shares.

15.3	Obligations under and in relation to the Listing Rules etc.
15.3.1

Each Shareholder shall ensure that it duly complies with all its obligations arising from time to time under the Listing Rules, the Code, the SFO and/or the Exchange Act (where applicable) with respect to AsiaSat.

15.3.2

Each of the parties (other than the Company) shall cooperate to procure that the Company and AsiaSat duly complies with all their respective obligations arising under the Listing Rules, the Code, the SFO and/or the Exchange Act from time to time with respect to AsiaSat.

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15.3.3	Each of the parties shall cooperate to ensure that AsiaSat complies with applicable legal requirements.
16	Funding Future and Ongoing Expenses
16.1	Future acquisitions of AsiaSat Shares
16.1.1	If the Company or Bidco is to acquire further AsiaSat Shares at a future date, these additional AsiaSat Shares will be acquired either:
(i)	pursuant to the exercise of rights offered with respect to existing AsiaSat Shares already held by the Company pursuant to and in accordance with Clause 7 and Schedule 1; or
(ii)

pursuant to Clause 12.2 or Clause 12.3, in each case with (among other things) an agreed basis for the provision to the Company or Bidco (as appropriate) of any relevant funds required to effect the acquisition of such AsiaSat Shares.

16.1.2

In either of the above cases, all funds required by the Company or Bidco (as appropriate) to acquire such additional AsiaSat Shares will be provided to the Company or Bidco (as appropriate) by the relevant Shareholders as provided in Clause 12.4 or Schedule 1 and the relevant AsiaSat Shares will be attributed as and when they are acquired.

16.2	Administrative and general expenses

All administrative and general expenses (being expenses not specifically provided for under any of the other provisions of this Agreement) of the Company and Bidco shall be funded by each Class in proportion to the Shareholders’ respective shareholdings in the Company on an annual basis by reference to such shareholdings on 29 March 2007 and on each anniversary thereof. Such administrative and general expenses include annual audit fees and registration fees as well as any other costs necessary for the continuance of the Company and its (direct or indirect) holding of AsiaSat Shares as contemplated by this Agreement.

16.3	Provision of funding
16.3.1

The Shareholders shall be responsible for ensuring that each of the Company and Bidco has sufficient funds available to it from time to time to meet its administrative and general expenses referred to in Clause 16.2.

16.3.2	Such funds shall be made available to the Company and Bidco (as appropriate) in proportion to the Shareholders’ respective shareholdings in the Company and:
(i)	in such form (which may include subscription for non-voting deferred shares of negligible nominal value) as will ensure that such funds form part of the Company’s general assets; or
(ii)

if (and provided that) all amounts so made available to the Company and Bidco (as appropriate) are duly made available by the Shareholders in proportion to the Shareholders’ respective shareholdings in the Company and on the same terms, in the form of loans carrying the right of repayment (and having such other terms including, if appropriate, as to interest as may be agreed by the Shareholders from time to time).

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16.3.3

The Board may from time to time resolve to retain out of sums which would otherwise fall to be distributed to the Classes pursuant to Clause 7, such reasonable amounts as may be necessary to meet foreseeable future expenses likely to be incurred by the Company. Any amount so retained out of amounts which would otherwise have been distributed to Shareholders of any Class shall be deemed to be held by the Company on account of future obligations of the Shareholders under this Clause 16.3.

17	Confidentiality
17.1	General confidentiality obligations

All communications between the parties and AsiaSat and/or any of them and all information and other materials supplied to or received by any of them from any other which is either marked “confidential” or by its nature intended to be for the knowledge of the recipient alone, and all information concerning the business transactions and the financial arrangements of any such party with any person with whom it is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient, shall be kept confidential by the recipient unless or until the recipient party can reasonably demonstrate that any such communication, information and material is, or the relevant part of it is, in the public domain through no fault of its own or has been independently developed by it or given to it by a third party with no obligation of confidentiality.

17.2	Further measures to ensure confidentiality

Each of the parties (other than the Company) shall (without prejudice to the generality of Clause 17.1) use all reasonable endeavours to procure the observance of the above-mentioned restrictions by the Company, and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only they themselves and such of their employees and directors and advisers whose duties will require them to possess any of such information shall have access thereto, and shall be instructed to treat the same as confidential.

17.3	Mandatory public statements

None of the preceding provisions of this Clause 17 shall prohibit any party from making any public statement or disclosing information which would otherwise be required to be kept confidential if and to the extent so required:

17.3.1	by law, or by any court of competent jurisdiction, or by a government agency; or
17.3.2

under the Exchange Act or the SFO or by the Listing Rules, the Code or the rules or regulations (whether or not having the force of law) of the Stock Exchange and/or any other stock exchange on which its, or any of its associates’ or affiliates’ shares or debt securities are quoted or by any relevant securities regulatory authority or body, provided that any party required or proposing to make any such disclosure shall, to the maximum extent reasonably practicable, consult with the other parties (other than the Company), as the case may be, with a view to such disclosure, so far as possible, being limited to matters, and otherwise made in a form, acceptable to them.

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17.4	Disclosure to Associates

Notwithstanding Clause 17.1, CITIC and GEC may at any time disclose confidential information and communications to their respective Associates and/or affiliates for the purpose solely of assisting or furthering the business of AsiaSat provided that CITIC and GEC, as applicable, shall procure that any such Associates or affiliates shall treat such information as confidential.

17.5	Limits on the use of confidential information

Each of the parties (other than the Company) hereby agrees that it will not use confidential information obtained as a shareholder in the Company, an indirect shareholder in AsiaSat, or directly or indirectly through its nominees or appointees to the board of directors or management of AsiaSat or the Company to appropriate business opportunities at the expense or to the detriment of AsiaSat.

17.6	Disclosure to certain financial institutions

Nothing in this Clause 17 shall restrict the ability of a Shareholder to disclose to any financial institutions with a view to obtaining funds to it in relation to its shareholding in the Company such information concerning the Company and the contents of this Agreement as such Shareholder shall reasonably consider necessary and appropriate.

18	Duration and Termination
18.1	Except as otherwise provided herein, this Agreement shall continue in full force and effect until the earlier of the following events:
18.1.1	the parties (other than the Company) agree in writing to terminate this Agreement; or
18.1.2	an effective resolution is passed or a binding order is made for the winding up of the Company,

provided, however, that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any provisions of this Agreement which are expressed to continue in force thereafter.

18.2	Either CITIC or GEC may terminate this Agreement by seven (7) days’ notice in writing to the other parties if a matter remains unresolved as provided in Clause 4.8.3.
18.3

In the event of termination of this Agreement and notwithstanding such termination, the parties agree to procure the transfer or distribution of each Shareholder’s Attributable AsiaSat Shares to such Shareholder (or as it may direct).

18.4

Prior to effecting such transfer or distribution of AsiaSat Shares in accordance with Clause 18.3, the Company shall exercise the AsiaSat Voting Rights attaching to each of the ‘X’ Shareholder’s and the ‘Y’ Shareholder’s Attributable AsiaSat Shares in accordance with the wishes of the relevant ‘X’ Shareholder or ‘Y’ Shareholder expressed in accordance with Clause 6.2.1 and the AsiaSat Voting Rights attaching to the Special Shareholder’s Attributable AsiaSat Shares shall not be exercised by the Company.

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19	Restrictions on the Shareholders
19.1	Restrictions

Each of CITIC and GEC agrees for the benefit of the other (which also takes such benefit for and on behalf of the Company and its affiliates) that, subject to the provisions of Clauses 19.2, 19.3 and 19.4, it will not and will procure that none of its Associates and affiliates will in any Relevant Capacity during the continuance of this Agreement directly or indirectly carry on any business which is of the same or similar type to the Business nor be concerned in any such business save through the holding or being interested in not more than 5 per cent. of the outstanding share capital of a company the shares of which are listed on any recognised stock exchange.

19.2	Reasonableness of restrictions

CITIC and GEC agree that they consider that the restrictions contained in this Clause 19 are no greater than is reasonable and necessary for the protection of the interests of the Company and each other but, if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

19.3	Interpretation

The following terms shall have the following meanings respectively in this Clause 19:

19.3.1	“Business” means the provision of satellite transponder capacity from satellites positioned between the orbital slots of 50E to 150E; and
19.3.2

“Relevant Capacity” means for its own account or for that of any person, firm or company (other than the Company) and whether through the medium of any company controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with the relevant Shareholder) or as principal, partner, consultant or agent.

19.4	Exceptions to restrictions
19.4.1	The restrictions contained in this Clause 19 shall not apply to:
(i)

the provision of financial services to a third party by a party, and/or its affiliates and/or Associates, including without limitation capital markets activity, debt or equity financing, leasing, default recovery activities, securities activity, insurance or any other financial services activities;

(ii)	any investments made or managed on behalf of a third party by a party, and/or its affiliates and/or Associates;
(iii)	any investments made on behalf of a party’s pension funds; and
(iv)

any investment in relation to which the Business is only incidental to the entity and/or business invested in (the “Investee”) (that is, where less than 10 per cent. of the revenues of the Investee relates to the Business), and provided that if an Associate that is not an affiliate breaches the restrictions in Clause 19.1, the party which is related to the Associate in breach shall be given by the other parties a reasonable opportunity to cure the breach and shall have no liability for breach so long as such party (1) attempts using all reasonable efforts in

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good faith to cure the breach, (2) provides no assistance to the Associate in connection with or related to the Business, and (3) is not otherwise in breach.

19.4.2

A party (other than the Company) shall be entitled to waive any breach or prospective breach by another party (other than its own Associate or affiliate) and such other party’s Associates and affiliates of the provisions of Clause 19.1.

20	Arrangements with AsiaSat
20.1

Subject to the provisions of Clause 20.2 below, each of CITIC and GEC agrees for the benefit of the other (which also takes such benefit on behalf of the Company and its subsidiaries) that it will not and will procure that none of its subsidiaries and Associates will during the continuance of this Agreement enter into any agreement or arrangement with AsiaSat (or any of its subsidiaries or Associates) without the prior written approval of CITIC (in the case of GEC and its subsidiaries and Associates) or GEC (in the case of CITIC and its subsidiaries and Associates).

20.2	The restrictions contained in Clause 20.1 above shall not apply to:
20.2.1	any transaction or arrangement between (i) AsiaSat and/or its subsidiaries and Associates, and (ii) the Company and/or Bidco; and
20.2.2

any pre-existing transaction or arrangement on arm’s length terms between (i) AsiaSat and/or its subsidiaries and Associates, and (ii) CITIC and/or its affiliates and which has been disclosed by AsiaSat in its annual reports or public announcements prior to the date of this Agreement.

21	Tax Status

CITIC shall cooperate with GEC at GEC’s request to enable the Company to elect to be classified as a partnership for US federal tax purposes, provided that GEC promptly provides CITIC with all relevant information prior to such election that all costs and liabilities incurred by AsiaSat, the Company and/or CITIC in giving such cooperation or making such election (as the case may be) will be reimbursed promptly and in full by GEC and that such cooperation and such election shall not increase the tax burden of any of AsiaSat, the Company and/or CITIC and shall not otherwise be prejudicial to the interests of any of them.

22	Notices

All notices, statements, demands, requirements or other communications and documents required or permitted to be given, served or delivered to any party under this Agreement (a “Communication”) shall be in writing in the English language and shall be either delivered by hand (including, without limitation, delivery by courier) or sent by prepaid, certified or registered mail (airmail in the case of all international Communications), with return receipt requested, to that party at its address stated below or sent by facsimile machine to its facsimile number stated below or sent by e-mail to its e-mail address as stated below or to such other address or facsimile number or e-mail address as that party may from time to time have notified the other party as being its address or facsimile number or e-mail address for the purposes of this Agreement to the exclusion of all previously applicable addresses and facsimile numbers and e-mail addresses. A Communication once given, served or delivered shall be irrevocable without the consent of the recipient which may be

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given or withheld in its absolute discretion. A Communication shall be deemed to have been given, served or delivered:

22.1	if delivered by hand (including, without limitation, delivery by courier), upon delivery;
22.2	if sent by mail, upon proof of receipt;
22.3

if sent by facsimile machine, one hour after its transmission if such time is during business hours in the place of its receipt or, if it is not, on the opening of business on the next succeeding business day in the place of its receipt subject, if sent by facsimile machine transmission, to its having in fact been received in legible form; and

22.4

if sent by e-mail, provided the e-mail is clearly stated in the subject line and at the top of the e-mail message to be notice under this Agreement, upon confirmation of receipt of the e-mail by the intended recipient (a read receipt will not suffice for this purpose).

22.5	The addresses, facsimile numbers and e-mail addresses of the parties are as follows:

In the case of GEC and the GE Entities at:

18th Floor

The Lee Gardens

33 Hysan Avenue

Causeway Bay

Hong Kong

Fax:	(852) 2100 6712
Attention:	Lung-Chi Lee
E-mail:	lungchi.lee@ge.com

In the case of CITIC at:

Capital Mansion

6 Xinyuan Nanlu

Chaoyang District

Beijing 100004

China

Fax:	(861) 6466 1186
Attention:	Mr. Guan Yi
E-mail:	guanyi@citic.com
with a copy to:	Mr. Chong, Chi Yeung , Room 2118, Hutchison House, 10 Harcourt Road, Hong Kong (fax number: (852) 2861 1901, e-mail jackchong@citicua.com)

In the case of the Company at:

Room 2118, Hutchison House

10 Harcourt Road

Hong Kong

Fax:	(852) 2861 1901
Attention:	Mr. Chong, Chi Yeung

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E-mail:	jackchong@citicua.com

In the case of Able Star at:

Room 2118, Hutchison House

10 Harcourt Road

Hong Kong

Fax:	(852) 2861 1901
Attention:	Mr. Chong, Chi Yeung
E-mail:	jackchong@citicua.com
23	Miscellaneous
23.1	Costs

Each party shall bear the costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and all other agreements and documents referred to in this Agreement.

23.2	Conflict with Memorandum and Articles

In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Memorandum and Articles, it is the intention that the provisions of this Agreement shall prevail and accordingly the parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Memorandum and Articles.

23.3	Assignment and adherence
23.3.1	This Agreement shall be binding on the parties hereto and their respective successors and assigns.
23.3.2	None of the parties hereto shall be entitled to assign this Agreement or any of its rights or obligations under this Agreement.
23.3.3

As a condition to any Qualifying Subsidiary becoming a Shareholder pursuant to Clause 8.2, the transferring Shareholder shall procure that such Qualifying Subsidiary adheres to this Agreement by executing (and delivering to the other parties to this Agreement) a deed of adherence substantially in the form set out in Schedule 2.

23.4	Time of the essence

Time shall be of the essence as regards the provisions of this Agreement, both as regards the times and periods mentioned in this Agreement and as regards any times or periods which may, by agreement between the parties, be substituted for them.

23.5	Entire agreement - amendments to be in writing

This Agreement (including the Schedules), together with the other written documents and agreements entered into on the date of this Agreement, constitute the entire agreement between the parties and, save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by or on behalf of the parties hereto.

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23.6	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedy.

23.7	Equitable relief

Without prejudice to any other rights or remedies which may be available to any party, each of the Shareholders acknowledges that damages would not be an adequate remedy for any breach on its part of obligations incumbent on it under this Agreement and, accordingly, that the other Shareholders shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such obligations by it and that no proof of special damages shall be necessary for the enforcement of this Agreement.

23.8	Severance

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23.9	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto nor constitute any party the agent of any other party for any purpose.

23.10	Third parties

This Agreement does not create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to it.

23.11	Parties to effect Agreement

Each of the parties to this Agreement shall cooperate with the others and shall execute and deliver to the others such other instruments and documents and take such other action as may reasonably be requested from time to time in order to carry out, evidence and confirm their respective rights and the intended purpose of this Agreement.

23.12	GEC

GEC shall procure the observance of the provisions of this Agreement by its subsidiaries, affiliates and Associates.

24	Governing Law

This Agreement and the documents to be entered into pursuant to it shall be governed by, and construed in accordance with, English law.

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25	Arbitration
25.1

Any dispute or difference arising out of, in connection with or relating to (in each such case, in any manner whatsoever) this Agreement, including a dispute as to the validity or existence of this Agreement or this Clause 25, shall be referred to, and finally resolved by means of, arbitration in accordance with the provisions of this Clause 25.

25.2	Any arbitration commenced pursuant to this Clause 25:
25.2.1

shall be conducted in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (the “UNCITRAL Rules”) then in effect as modified by the provisions of this Clause 25;

25.2.2	shall have its seat in Hong Kong where, unless otherwise directed by the arbitral tribunal, all hearings in the arbitration shall take place;
25.2.3	shall be conducted in the English language; and
25.2.4	shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”), which shall act as the appointing authority.
25.3	The arbitration shall be carried out by an arbitral tribunal consisting of three arbitrators appointed as follows:
25.3.1

the party or parties initiating arbitration shall (if more than one, jointly) appoint an arbitrator in its or their notice of arbitration in accordance with the provisions of Articles 3 and 7 of the UNCITRAL Rules as modified by this Clause 25;

25.3.2

the party or parties responding to the notice of arbitration shall (if more than one, jointly) appoint an arbitrator in accordance with the provisions of Articles 3 and 7 of the UNCITRAL Rules as modified by this Clause 25;

25.3.3

the third arbitrator who shall act as the chairman of the arbitral tribunal shall be appointed by the two arbitrators appointed by or on behalf of the parties within a period of ten (10) Business Days from the date of the appointment or the confirmation of the appointment of the second Party Arbitrator; and

25.3.4

in default of the appointment of any arbitrator for any reason whatsoever, the relevant arbitrator(s) shall be appointed by the HKIAC within ten (10) Business Days in accordance with the provisions of Article 7 of the UNCITRAL Rules (as modified hereby).

25.4	Each party unconditionally and irrevocably submits to the jurisdiction of the courts of Hong Kong for the purposes of:
25.4.1	any proceeding for attachment, injunction or any other interim or conservatory measure in aid of any arbitral proceeding commenced under Clause 25; and
25.4.2	any proceeding arising out of or relating to the enforcement of any arbitral award or procedural order of any arbitral tribunal duly constituted under this Clause 25,

but for such purposes and to such extent only.

25.5

Where disputes arise under this Agreement and under the Bidco Shareholders Agreement which, in the absolute discretion of the first panel of arbitrators to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that panel of arbitrators shall have the power to order that the

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proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed.

26	Appointment of Process Agent
26.1

Each of the GE Entities and GEC irrevocably appoints GE Asia of 33rd Floor, One Exchange Square, Central, Hong Kong (for the attention of Mr. Michael Hosokawa) or its other principal place of business in Hong Kong as its agent to accept service of process in Hong Kong in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the GE Entities or GEC. If such process agent ceases to be able to act as such or to have an address in Hong Kong, each of GEC and the GE Entities irrevocably agrees to appoint a new process agent in Hong Kong acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

26.2

Each of CITIC, Able Star and the Company irrevocably appoints CITIC United Asia Investments Ltd. of Rm 2118, Hutchison House, 10 Harcourt Road, Hong Kong (for the attention of Mr. Chong, Chi Yeung) or its other principal place of business in Hong Kong as its agent to accept service of process in Hong Kong in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by CITIC, Able Star or the Company. If such process agent ceases to be able to act as such or to have an address in Hong Kong, each of CITIC, Able Star and the Company irrevocably agrees to appoint a new process agent in Hong Kong acceptable to the other parties and to deliver to other parties within 14 days a copy of a written acceptance of appointment by the process agent.

26.3	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

In witness whereof this Agreement has been duly executed.

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SIGNED by

ABLE STAR ASSOCIATES LIMITED

/s/ Mi Zeng Xin
Duly authorised:
Name:	Mi Zeng Xin
Position:	Director

SIGNED by

GE CAPITAL EQUITY INVESTMENTS, INC.

/s/ Frank Ertl
Duly authorised:
Name:	Frank Ertl
Position:	Managing Director, CFO & Treasurer

SIGNED by

GE PACIFIC-1 HOLDINGS, INC.

/s/ Frank Ertl
Duly authorised:
Name:	Frank Ertl
Position:	Managing Director, CFO & Treasurer

SIGNED by

GE PACIFIC-2 HOLDINGS, INC.

/s/ Frank Ertl
Duly authorised:
Name:	Frank Ertl
Position:	Managing Director, CFO & Treasurer

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SIGNED by

GE PACIFIC-3 HOLDINGS, INC.

/s/ Frank Ertl
Duly authorised:
Name:	Frank Ertl
Position:	Managing Director, CFO & Treasurer

SIGNED by

CITIC GROUP

/s/ Mi Zeng Xin
Duly authorised:
Name:	Mi Zeng Xin
Position:	Director

SIGNED by

GENERAL ELECTRIC COMPANY

/s/ Stuart Aronson
Duly authorised:
Name:	Stuart Aronson
Position:	Vice President GECC
Duly Authorized Signatory

SIGNED by

BOWENVALE LIMITED

/s/ Sherwood Dodge		/s/ Mi Zeng Xin
Duly authorised:
Name:	Sherwood Dodge	Name:	Mi Zeng Xin
Position:	Director	Position:	Director

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SCHEDULE 1

Basis on which certain rights accruing on or with respect to

Attributable AsiaSat Shares are to be passed through to,

or otherwise made available to, or exercised at the direction of,

the relevant Class of Shareholders

1	Distributions in kind
1.1

If the Company receives (directly and/or indirectly through Bidco) any dividend or other distribution by AsiaSat which is made not in cash but in specie or kind (whether consisting of shares in any subsidiary or associated or other undertaking or any other species of non-cash assets), the Company shall deal with such assets (the “Relevant Assets”) in accordance with the remaining provisions of this paragraph 1.

1.2

Subject to the remaining provisions of this paragraph 1, the Relevant Assets shall be distributed by the Company to the Shareholders Entitled as soon as practicable after being received by the Company.

1.3	Each Class may elect from time to time (by written notice given in accordance with Clause 3.4):
(a)

to postpone distribution of the proportion of the Relevant Assets otherwise due to such Class under paragraph 1.2 but no such postponement shall in any way affect the ultimate entitlement of such Class to the assets which would otherwise have been distributed to it; or

(b)

to require the Company to Dispose of the proportion of the Relevant Assets otherwise due to such Class and to distribute the net disposal proceeds to such Class in cash, all in accordance with paragraph 1.4.

1.4

Following receipt of any notice given pursuant to paragraph 1.3(b) requiring the Company to Dispose of any Relevant Assets (directly and/or indirectly through Bidco), the Company will cooperate to arrange such disposal on the basis stipulated by the relevant Class (and subject to any conditions stipulated by such Class) provided that:

(a)

the Company and/or Bidco may not be required to assume any liability in connection with the disposal of any such Relevant Assets other than for costs of disposal of which the Company is entitled to claim reimbursement pursuant to paragraph 1.4(c);

(b)

in particular (and for the avoidance of doubt), the Company and/or Bidco shall not be obliged to Dispose of any such Relevant Assets in circumstances which would or (in the reasonable opinion of the Company) might involve contravention of any applicable laws; and

(c)

all costs and expenses incurred by the Company and/or Bidco in connection with any such disposal of Relevant Assets (including legal costs and any applicable taxes for which the Company and/or Bidco is, or becomes, liable as a result of or in connection with such disposal) shall be for the account of the Class concerned and the relevant Shareholder shall ensure that the Company shall be reimbursed accordingly.

Whenever the Company Disposes of any Relevant Assets in accordance with the requirements of any particular Class (directly and/or indirectly) pursuant to this paragraph 1.4,

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the net proceeds of disposal (after taking account of all the costs of disposal, including any applicable taxes) shall be distributed to the Shareholders Entitled as soon as practicable after being received by the Company (subject to the right of the relevant Class to elect to postpone such distribution pursuant to Clause 7.2.3) on the same basis as would apply in the case of any other cash dividend entitlement).

1.5

Every distribution by the Company to a Class pursuant to this paragraph 1 of Relevant Assets or (as the case may be) the net proceeds of disposal of any Relevant Assets shall be made by way of dividend or in such other manner as the Company and the Shareholders may agree in any particular case.

1.6	If the Company and/or Bidco is required at any time under applicable laws to make any deduction or withholding from any such distribution:
(a)	the relevant distribution shall be made net of the applicable deduction or withholding (but subject always to paragraph 1.3(a));
(b)

in the case of any distribution of Relevant Assets, the Company and/or Bidco may Dispose of all or such proportion of the Relevant Assets as the Company deems necessary and practicable in order to realise sufficient cash proceeds to meet any obligation to account to any revenue authority or other person for the amount required to be so deducted or withheld; and

(c)

the Company shall, and shall procure that Bidco shall, remit to the appropriate revenue authority or other person all amounts required to be so remitted with respect to the amount so deducted or withheld.

1.7	For the avoidance of doubt, a distribution in specie does not include a scrip dividend (scrip dividends being covered by paragraphs 2 and 3 below).
2	Entitlements to bonus shares arising under reorganisations of AsiaSat’s issued share capital
2.1

If and when any new AsiaSat Shares (“Bonus Shares”) are issued to the Company and/or Bidco from time to time by way of capitalisation issue or “bonus issue” and by reference to or with respect to the AsiaSat Shares held by the Company and/or Bidco as at the applicable Record Date, such Bonus Shares shall be assets of the Company but, for the purposes of this Agreement, shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All Bonus Shares shall be treated as attributable to each Class accordingly.

2.2

The issue to the Company and/or Bidco of any other fully-paid securities of AsiaSat by reference to or with respect to the AsiaSat Shares held by the Company and/or Bidco as at the applicable Record Date, and otherwise than for new money, shall be treated in the same way (and shall have the same effect as between the respective Shareholders) as an issue of Bonus Shares. For the purposes of this paragraph 2.2:

(a)

a “fully-paid” security includes any security the holding of which neither creates nor carries any obligation (present or future, actual or contingent) to make any payment or other contribution to the assets of AsiaSat or any other person: in this context, a security, the consideration for the issue of which is fully-paid (or credited as fully-paid) but which requires the holder thereof to make a payment to exercise the rights conferred thereby, shall nevertheless be treated as a fully-paid security for

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this purpose provided that the holder is under no obligation to exercise such rights; and

(b)	the term “new money” includes any form of consideration in money or money’s worth.

Accordingly, this paragraph would apply to (among other things) a bonus issue of fully-paid debentures or subscription warrants (provided, in the case of subscription warrants, that the Company and/or Bidco has the right not to exercise the same if it so decides and without incurring any penalty or other liability if it should so decide). However, nil-paid or partly-paid shares provisionally allotted under a rights issue are not fully-paid securities. Rights issues are provided for in paragraph 4 below.

2.3	Following any reorganisation of or involving the issued share capital of AsiaSat, all shares and/or other securities, and all other assets:
(a)	which derive from AsiaSat Shares held by the Company and/or Bidco as at the applicable Record Date; and
(b)	to which the Company and/or Bidco becomes entitled as a result of such Reorganisation otherwise than for new money (to be interpreted in the same way as for the purposes of paragraph 2.2 above),

shall be assets of the Company but, for the purposes of this Agreement, shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All such shares and/or other securities, and all other such assets so deriving shall be treated as attributable to each Class accordingly.

2.4

Following any reorganisation of or involving the issued share capital of AsiaSat, the Shareholders will, so far as they may be able so to do (and so far as may be practicable), cooperate to bring about an appropriate reorganisation of the Company’s issued share capital in order to ensure, so far as may be possible and practicable, that the issued share capital of the Company mirrors exactly (in terms of the number of Shares in issue) the AsiaSat Shares held by the Company for the time being and from time to time as contemplated by Clause 3.3.

2.5

If for any reason it is not possible or practicable to effect such a corresponding reorganisation of the Company’s issued share capital, this shall not in any way affect the principle that all Bonus Shares and/or other shares and/or other securities, and all other assets deriving from AsiaSat Shares held by the Company as at the applicable Record Date and to which (in any such case) the Company becomes entitled as a result of any reorganisation of or involving the issued share capital of AsiaSat, shall, for the purpose of this Agreement, be allocated and attributed in appropriate proportions to and amongst the Shareholders in accordance with paragraphs 2.1 to 2.3 (inclusive) above.

3	Scrip dividend elections and other alternatives
3.1

This paragraph 3 shall apply if and whenever AsiaSat shall at any time and/or from time to time offer (or cause to be offered) to the holders of its securities with respect to any dividend or other distribution, or proposed dividend or other distribution (the “Relevant Distribution”), any option or other right to elect for the Relevant Distribution to be made or paid in any two or more forms or on any two or more alternative bases (each, an “Alternative”), whether this be:

(a)	in cash; and/or

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(b)	by the issue to Shareholders Entitled of new fully-paid shares; and/or
(c)	in any other form.
3.2

On each occasion on which an Alternative is offered to the Company and/or Bidco with respect to the AsiaSat Shares held by the Company and/or Bidco as at the applicable Record Date, the Company shall seek to ensure that it and/or Bidco duly elects to receive available Alternatives in accordance with the unanimous wishes of the Shareholders as a whole, and not individually as Classes to which such AsiaSat Shares are attributable as at the applicable Record Date.

3.3

In order to establish the relevant wishes of each Class with respect to the Alternatives offered with respect to the AsiaSat Shares attributable to such Class as at the applicable Record Date, the Company shall, as soon as practicable after it directly and/or through Bidco receives notice from AsiaSat or otherwise becomes aware of the availability of any Alternative, inform each of the Shareholders of the availability of such Alternative. Each such notification to the Shareholders shall be verbal in the first instance (in the interests of expediency) but shall be confirmed in writing as soon as practicable.

3.4	Each notification to the Shareholders referred to in paragraph 3.3 shall confirm (among other things):
(a)	the nature of the relevant Alternative (so far as then known to the Company); and
(b)

the latest date (and, if applicable, the latest time on such date) on which an election for any Alternative may validly be made in accordance with the terms on which such Alternative is offered (the “Final Election Date”).

3.5

Each Class of ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares may request the Company to elect for one or more available Alternatives offered with respect to the AsiaSat Shares attributable to such Class as at the applicable Record Date by giving written notice to the Company to that effect in accordance with Clause 3.4. However, it is acknowledged that the Company may only make an election for one Alternative in respect of all of the Classes, for the benefit of the Shareholders of both Classes as a single body. In the event that the election of an Alternative, or combination of Alternatives, by each Class of ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares is not identical, then the Company shall abstain absolutely from making any election of an Alternative and shall instead receive (directly and indirectly through Bidco) such Relevant Distribution in such form as may be determined by AsiaSat as the default form of the Relevant Distribution to be distributed to other shareholders of AsiaSat who do not deliver any valid election to AsiaSat on or before the Final Election Date. The Class of Special Shares shall be deemed to have made the same election as the Class of ‘X’ Ordinary Shares.

3.6

Subject to each Class of ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares duly communicating its wishes with respect to the relevant Alternative to the Company by 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Election Date, the Company shall (so far as it is able so to do) do everything necessary to ensure that the appropriate election is made (and all other appropriate steps are taken) in order that the Company duly elects for the Alternative chosen and agreed upon by the Shareholders as a whole.

3.7

If either Class of ‘X’ Ordinary Shares and ‘Y’ Ordinary Shares fails to communicate its wishes to the Company by 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Election Date, all the Shareholders of that Class shall be deemed to have expressed the wish to elect for the Alternative which will (under the terms on which the

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Alternative is offered) apply to other shareholders of AsiaSat who do not deliver any valid election to AsiaSat (or its appointed agent) on or before the Final Election Date.

3.8	All shares and/or other securities and all other assets:
(a)	which derive from AsiaSat Shares held by the Company (directly and indirectly through Bidco) as at the applicable Record Date; and
(b)	to which the Company and Bidco becomes entitled pursuant to any Alternative and otherwise than for new money (to be interpreted in the same way as for the purposes of paragraph 2.2 above),

shall be assets of the Company and shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All such shares and/or other securities, and all other such assets so deriving, shall be treated as attributable to each Class accordingly.

3.9

Paragraphs 2.4 and 2.5 shall also apply mutatis mutandis if and to the extent that an Alternative results in the issue of additional AsiaSat Shares to the Company (directly and indirectly through Bidco).

3.10

This paragraph 3 applies to Alternatives with respect to all forms of Relevant Distribution, including any distribution made or proposed to be made out of contributed surplus or otherwise of a capital nature.

4	Rights to subscribe for further AsiaSat Shares: rights entitlements generally
4.1

This paragraph 4 shall apply if and whenever AsiaSat shall at any time and/or from time to time offer (or cause to be offered) to the holders of its securities any rights (collectively referred to below as “Rights”):

(a)	to subscribe for additional shares in AsiaSat or in other securities of AsiaSat; or
(b)	of any other nature to subscribe for or acquire any other asset for new money (to be interpreted in the same way as for the purposes of paragraph 2.2 above).
4.2

On each occasion on which the Company (directly and/or indirectly through Bidco) is offered Rights with respect to AsiaSat Shares held by the Company and/or Bidco as at the applicable Record Date, the Company shall seek to ensure that (subject to the remaining provisions of this Schedule) such Rights shall be exercised (or, as appropriate, that the Company refrains from exercising such Rights) in accordance with the unanimous wishes of the Shareholders as a whole, and not individually as Classes.

4.3

In order to establish the relevant wishes of each Class with respect to the Rights offered with respect to the AsiaSat Shares attributable to such Class as at the applicable Record Date (referred to below in relation to each Class as “such Class’s Rights”), the Company shall, as soon as practicable after it directly and/or indirectly through Bidco receives notice from AsiaSat or otherwise becomes aware of the availability of such Rights, inform each of the Shareholders of the availability of such Rights. Each such notification to the Shareholders shall be verbal in the first instance (in the interests of expediency) but shall be confirmed in writing as soon as practicable.

4.4	Each notification to the Shareholders referred to in paragraph 4.3 shall confirm (among other things):
(a)	the nature of the relevant Rights (so far as then known to the Company);

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(b)

the latest date (and, if applicable, the latest time on such date) on which an election to exercise such Rights may validly be made in accordance with the terms on which such Rights are offered (the “Final Acceptance Date”); and

(c)

the latest date (and, if applicable, the latest time on such date) for the disposal of nil-paid Rights or any other relevant action such as the splitting of provisional allotment letters (the “Latest Relevant Time”).

4.5

If a Class wishes the Company to exercise such Class’s Rights in whole or in part or to Dispose (in whole or in part) of such Class’s Rights and/or to take any other relevant action with respect to such Class’s Rights such as the splitting of provisional allotment letters or, alternatively, to refrain from exercising such Class’s Rights in whole or in part (so that such unexercised Rights are dealt with in accordance with the terms on which such Rights are offered), then such Class shall give written notice to the Company to this effect in accordance with paragraph 4.6. However, it is acknowledged that consistent with paragraph 4.2 above, the Company may only exercise the Rights uniformly in one and the same manner for the benefit of the Shareholders of all the Classes as a whole. The wishes of the ‘X’ Ordinary Shares Class shall be deemed to be the wishes of the Special Shares Class. In the event that the wishes of the ‘X’ and ‘Y’ Ordinary Shares Classes in respect of the exercise of Class Rights are not identical, then the Company shall abstain absolutely from the exercise of any Class Rights.

4.6

In order to be effective, any notice to the Company pursuant to paragraph 4.5 requesting the Company to deal with the Rights must be received by the Company no later than 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Acceptance Date.

4.7

Subject to the each Class duly communicating its requirements with respect to such Class’s Rights by no later than 5.00 p.m. Hong Kong time on the fourth business day prior to the Final Acceptance Date or, as the case may be, any other applicable Latest Relevant Time, the Company shall (so far as it is able so to do) do everything necessary to give effect to the wishes of the relevant Class.

4.8

If either the ‘X’ Ordinary Shares Class or ‘Y’ Ordinary Shares Class fails to give valid and effective written notice to the Company of its wishes with respect to such Class’s Rights in accordance with paragraphs 4.5 and 4.6, then it is acknowledged that the Company shall abstain absolutely from the exercise of any Rights such that all of the Rights shall be left to lapse.

4.9	If Rights are duly exercised in accordance with this paragraph 4, all shares and/or other securities and/or other assets:
(a)	which derive from AsiaSat Shares held by the Company directly and indirectly through Bidco as at the applicable Record Date; and
(b)	to which the Company and Bidco becomes entitled pursuant to the exercise of such Rights,

shall be assets of the Company but, for the purposes of this Agreement, shall be allocated and attributed to and amongst the Shareholders Entitled in proportion to the Shareholders’ respective shareholdings in the Company. All such shares and/or other securities and all other such assets so deriving shall be treated as attributable to each of the Classes.

4.10	In the event Rights are duly exercised in accordance with this paragraph 4, the Shareholders shall be entitled to require that the funds provided by them to the Company

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in order to exercise such Rights be treated as subscription moneys for further Shares on the basis that the Company shall be required to issue one further Share of each relevant Class in respect of every two further AsiaSat Shares acquired (directly and indirectly) pursuant to the exercise of such Rights.

4.11

If and to the extent that the Rights shall be Disposed of the proceeds of disposal shall be treated as a cash dividend payable on the AsiaSat Shares from which such Rights derive and Clause 7 shall apply accordingly.

4.12

All costs and expenses (including, if and to the extent applicable but without limitation, brokers’ commission and any legal costs) incurred by the Company and/or Bidco in connection with any disposal of Rights shall be for the account of each Class in proportion to the Shareholders’ respective shareholdings in the Company and the Shareholders shall ensure that the Company shall be reimbursed and indemnified accordingly.

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SCHEDULE 2

Form of Deed of Adherence

This Deed is dated [?] and is made between:

(1)

CITIC GROUP, an enterprise established under the laws of the People’s Republic of China the registered office of which is at Capital Mansion, 6 Xinyuan Nan Road, Chaoyang District, Beijing 100004, People’s Republic of China;

(2)	GENERAL ELECTRIC COMPANY, a company incorporated in the State of New York, United States and its address is at 3135 Easton Turnpike, Fairfield, Connecticut 06828, United States of America;
(3)

BOWENVALE LIMITED, a company incorporated in the British Virgin Islands the registered office of which is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)	[NAMES OF EXISTING SHAREHOLDERS] (collectively, the “Shareholders”); and
(5)	[NAME OF NEW SHAREHOLDER], a company incorporated in [●] whose registered office is at [ADDRESS] (the “New Shareholder[s]”).

Whereas:

(A)	Each of the parties mentioned above other than the New Shareholder[s] is party to a shareholders’ agreement relating to the Company dated April 14, 2009 (the “Agreement”).
(B)

Shareholders holding [‘X’/’Y’/Special] Shares propose to transfer all of such [‘X’/’Y’/Special] Shares to the New Shareholder[s] pursuant to Clause 8.2 of the Agreement and the New Shareholder[s] propose[s] to accept such transfer and thereby to become a Shareholder.

(C)	This Deed is to be entered into in accordance with the requirements of Clause 23.3.3 of the Agreement.
(D)	Words and expressions defined in the Agreement have the same meaning where used in this Deed.

Now it is hereby agreed as follows:

1	This Deed is conditional on completion of the transfer to the New Shareholder[s] of [‘X’/’Y’/Special] Shares as contemplated in Recital (B).
2	Subject to satisfaction of the condition precedent referred to in Clause 1 above:
(i)

the New Shareholder[s] hereby undertake[s] with each of the parties to the Agreement to be bound by and to comply at all times with all obligations imposed by the Agreement on (or otherwise contemplated by the Agreement to be observed by) Shareholders of the relevant Class and [names of existing Shareholders]; and

(ii)	the Agreement is hereby amended so that all references to [names of existing Shareholders] become references to New Shareholder[s].

In witness whereof the New Shareholder[s] [has/have] caused this instrument to be duly executed as a Deed on the date stated above.

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SCHEDULE 3

Memorandum and Articles of Association

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